EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

GeoPark Limited

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, par value US$0.001 per share	Rule 457(c) and Rule 457(h)	1,000,000	$8.9725	$8,972,500	0.00014760	$1,324.34
Total Offering Amounts					$8,972,500		$1,324.34
Total Fee Offsets							-
Net Fee Due							$1,324.34

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Shares that become issuable in respect of the securities identified in the above table by reason of any stock dividend (share bonus issue), stock split (share subdivision or consolidation), recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s common shares.

(2)	Represents additional common shares of the Registrant reserved for issuance under the Registrant’s Non-Executive Director Plan (Second Amended and Restated) pursuant to an amendment increasing the number of shares available thereunder.

(3)	Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant’s Common Shares as reported on the New York Stock Exchange on August 7, 2024.